EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Ordinary Shares of Lufax Holding Ltd shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G. Each of the undersigned acknowledges that each shall be responsible for the timely filing of amendments with respect to information concerning such undersigned reporting person, and for the completeness and accuracy of the information concerning such undersigned reporting person, contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such reporting person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date: February 11, 2021
An Ke Technology Company Limited
	By:	/s/ Shiyong Wang
		Name:	Shiyong Wang
		Title:	Director

China Ping An Insurance Overseas (Holdings) Limited

	By:	/s/ Hoi Tung
		Name:	Hoi Tung
		Title:	Director

Ping An Insurance (Group) Company of China, Ltd.

	By:	/s/ Mingzhe Ma
		Name:	Mingzhe Ma
		Title:	Legal Representative

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